Limited Power of Attorney
KNOW ALL BY THESE PRESENTS, that the undersigned is required, or may be required in the future, to file reports of changes in beneficial ownership of equity securities of MGIC Investment Corporation (the "Company").
To facilitate the filing of these reports, the undersigned hereby appoints each of Timothy A. Chrapko, Shelby E. Heinrich, Heidi A. Heyrman, Paula C. Maggio, Brian M. Remington, Leslie A. Schunk, and Martha F. Tsuchihashi as the undersigned's attorney-in-fact and agent to (i) apply on behalf of the undersigned for access codes (if necessary) for the EDGAR System, and (ii) sign on behalf of the undersigned and file any Form 3, Form 4, or Form 5 for the undersigned with the Securities and Exchange Commission or any securities exchange.
Each of the persons authorized to act as such attorney-in-fact and agent above may do so separately without the concurrence of the other persons. The authority granted hereunder is granted to the person occupying the position specified at the time such authority is exercised.
Dated:  10/26/2021
Please print or type name:  Nathaniel H. Colson
ACKNOWLEDGMENT
STATE OF WISCONSIN
COUNTY OF MILWAUKEE
Before me, a Notary Public in and for the State of Wisconsin, on this day personally appeared
      Nathaniel H. Colson 	, known to me to be the person whose
name is subscribed to the foregoing Limited Power of Attorney, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.
Given under my hand and official seal this 26th day of October, 2021.
(SEAL)	By:

Notary Public, State of Wisconsin
Print Name:	Patricia A.
Fitchett
PATRICIA A.
FITCHETT
Notary Public
State of Wisconsin


My commission expires: 	October 03,
2025